As filed with the Securities and Exchange Commission on March 26, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ACUTUS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	45-1306615
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	2210 Faraday Ave., Suite 100 Carlsbad, CA 92008 (442) 232-6080
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Acutus Medical, Inc. 2020 Equity Incentive Plan (Full title of the plan)

Vince Burgess Chief Executive Officer Acutus Medical, Inc. 2210 Faraday Ave., Suite 100 Carlsbad, CA 92008 (442) 232-6080
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	Tom Sohn Senior Vice President, General Counsel & Secretary Acutus Medical, Inc. 2210 Faraday Ave., Suite 100 Carlsbad, CA 92008 (442) 232-6080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐Accelerated filer ☐

Non-accelerated filer ☒Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $0.001 per share
—Reserved for awards under the 2020 Equity Incentive Plan	1,119,657 (2)	$16.07	$17,992,888	$1,963
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall also cover any common stock, par value $0.001 per share (“Common Stock”), of Acutus Medical, Inc. that becomes issuable under the Acutus Medical, Inc. 2020 Equity Incentive Plan (the “EIP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Stock.

(2)

Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the EIP on January 1, 2021 pursuant to an “evergreen” provision contained in the EIP. Pursuant to such provision, the number of shares reserved for issuance under the EIP automatically increases on January 1st each year, starting on January 1, 2021 and continuing through January 1, 2030, by the least of (a) 4% of the total number of shares of the registrant’s Common Stock outstanding on December 31st of the preceding calendar year, (b) 2,193,360 shares of Common Stock or (c) a number determined by the registrant’s board of directors.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices per Common Share as reported on The Nasdaq Global Select Market on March 22, 2021.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of a maximum number of 1,119,657 shares of Common Stock of Acutus Medical, Inc. a publicly traded corporation incorporated under the laws of Delaware (the “Registrant”) that are reserved for issuance upon the settlement of awards that will be issued under the EIP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 18, 2021;
(b)	The Registrant’s Current Reports on Form 8-K filed on February 9, 2021 and March 18, 2021;
(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2020; and
(d)

The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on August 5, 2020 (File No. 001-39430) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant may, and in certain cases must, be indemnified by the Registrant against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by the individual as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the Registrant’s best interests. This indemnification does not apply: (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for expenses; and (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe the conduct was unlawful.

The Company’s board of directors has adopted an amended and restated certificate of incorporation which provides that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Company’s amended and restated certificate of incorporation also provides that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permits the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under Delaware law.

The Company has entered into indemnification agreements with each of its directors and executive officers, which, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or officer in any action or proceedings, including any action or proceeding by or in right of the Registrant, arising out of the person’s service as a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. The Registrant has procured additional insurance to provide coverage to its directors and officers against loss arising from claims relating to, among other things, public securities matters.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damages.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1

Amended and Restated Certificate of Incorporation of Acutus Medical, Inc. (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Commission on August 10, 2020 (File No. 001-39430))

4.2

Amended and Restated Bylaws of Acutus Medical, Inc. (incorporated herein by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed with the Commission on August 10, 2020 (File No. 001-39430))

5.1	Opinion of Davis Polk & Wardwell LLP
23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Powers of Attorney (included in signature pages hereof)
99.1

Acutus Medical, Inc. 2020 Equity Incentive Plan and forms of agreements thereunder (incorporated herein by reference to Exhibit 10.14 to Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 15, 2020 (File No. 333-239873))

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)To include any material information with respect to the EIP not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, State of California, on the 26th day of March, 2021.

ACUTUS MEDICAL, INC.
By:	/s/ Vince Burgess
	Name:	Vince Burgess
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vince Burgess and David Roman, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vince Burgess	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2021
Vince Burgess

/s/ David H. Roman	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2021
David H. Roman

/s/ R. Scott Huennekens	Chairman of the Board	March 26, 2021
R. Scott Huennekens

/s/ David Bonita	Director	March 26, 2021
David Bonita, M.D.

/s/ Daniella Cramp	Director	March 26, 2021
Daniella Cramp

/s/ Jim Hinrichs	Director	March 26, 2021
Jim Hinrichs

/s/ Shahzad Malik	Director	March 26, 2021
Shahzad Malik, MB BChir

/s/ Shaden Marzouk	Director	March 26, 2021
Shaden Marzouk

/s/ John Sheridan	Director	March 26, 2021
John Sheridan

/s/ Andrew ElBardissi	Director	March 26, 2021
Andrew ElBardissi